EXHIBIT 10.8(c)
Richard H. Anderson
Chief Executive Officer
October 20, 2009
Mr. David R. Goode
Chairman, Personnel & Compensation Committee
    of the Board of Directors
Delta Air Lines, Inc.
World Headquarters
Atlanta, Georgia 30320
Dear David:
Today we decided to eliminate from all future awards clauses providing for payment of excise tax and related gross-up provisions imposed by Section 4999 of the Internal Revenue Code.
As you know, I do not have an employment agreement; however, I would like to waive all such provisions in my current Award Agreements as well as the Officer and Director Severance Plan. I realize that by taking this action, I am voluntarily giving up any protection from excise taxes I currently have in the event of a change in control. I also understand and agree that by so doing, I have not triggered the “Good Reason” clause in any Plan or Award Agreement.
Sincerely,
/s/ Richard H. Anderson